Exhibit 10.3
KEY EXECUTIVE EMPLOYEE INCENTIVE AGREEMENT
     This Key Executive Employee Incentive Agreement (“Agreement”) is made by Jamie Meadows (“Employee”) and Professional Veterinary Products, Ltd. (“PVPL”) on this 19th day of August, 2010.
Recitals
     Employee is employed by PVPL as its Chief Operating Officer. The parties recognize that the sale of substantially all of PVPL’s inventory to a buyer under a 11 U.S.C. § 363 sale is beneficial to PVPL and its bankruptcy estate.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:
     1. Payment of Sale Incentive Bonus. To the extent the Employee is employed by PVPL on the date the bankruptcy court confirms a sale of substantially all of PVPL’s inventory to a purchaser under a 11 U.S.C. § 363 sale (the “Sale”), the Employee will receive a bonus of thirty-five thousand dollars ($35,000), payable as an administrative expense claim in PVPL’s bankruptcy case.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
By:	/s/ Steve Price
Steve Price, President

/s/ Jamie Meadows
Jamie Meadows, Employee